Exhibit 107

Calculation of Filing Fee Table

424(b)(2)
(Form Type)

Aktiebolaget Svensk Exportkredit (publ)
(Exact Name of Registrant as Specified in its Charter)

Swedish Export Credit Corporation

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	$100,000,000	101.457%(1)	$102,215,125.91(2)	0.00015310	$15,649.14(3)
Total Offering Amounts						$102,215,125.91(2)		$15,649.14(3)
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$15,649.14(3)

(1) Plus, in each case, accrued interest from, and including, February 5, 2025, to, but excluding, the issue date.

(2) In each case, including accrued interest referred to above.

(3) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933. The registration fee of US$15,649.14 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$75,861.32 as of the date hereof. After payment of the registration fee for this offering, US$60,212.18 remains available in SEK’s account for future registration fees.